Exhibit 6.37
PROPERTY MANAGEMENT AGREEMENT
THIS PROPERTY MANAGEMENT AGREEMENT ("Agreement") is entered into as of this __ day of ___, 2023 by and between ______________, a _______________ limited liability company ("Owner") and _____________, a _________ ________________ ("Manager").
RECITALS
A.
Owner owns the residential property located at ______________________, ________, [State] ("Property"), which Owner intends to operate as a short-term rental.
B.
Owner seeks to engage Manager to manage, operate, and maintain the Property as a short-term rental on behalf of Owner, and Manager seeks to accept such engagement upon the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the above recitals which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Owner and Manager hereby agree as follows:

  DEFINITIONS

Terms not defined elsewhere in this Agreement shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined.
“Accounting Period” means a 12-month calendar year ending on December 31st.  Provided, however, the first Accounting Period shall commence upon Stabilization and end on December 31st, and the last Accounting Period shall end upon expiration or sooner termination of the Term.
"Affiliate" means, with respect to any Person: (a) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person; (b) any other Person owning or controlling 50% or more of the outstanding voting securities of, or other ownership interests in, such Person; and (c) any officer, director, general partner or managing member of such Person.
"Bankruptcy" means, with respect to the affected party:  (a) the entry of an Order for Relief under Title 11 of the United States Code, as amended ("Bankruptcy Code"); (b) the admission by such party of its inability to pay its debts as they mature; (c) the making by it of an assignment for the benefit of creditors; (d) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (e) the filing of an involuntary petition under the Bankruptcy Code; (f) an application by such party for the appointment of a receiver for the assets of such party, or (g) the imposition of a judicial or statutory lien on all or a substantial part of its assets.

"Capital Expenditure" means any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, including FF&E (but excluding the FF&E Fee which is expensed), which are required to be capitalized in accordance with GAAP (excluding normal replacements and maintenance which are required to be expensed under GAAP).
“Data Protection Laws” means any statute, rule, regulation, industry standard, contractually imposed industry standard, or contractual requirements that relate to the collection, use, protection, knowing disclosure, or unauthorized disclosure of Personal Data.  Data Protection Laws includes, but is not limited to, data breach notification laws, the Payment Card Industry Data Security Standard, the Telephone Consumer Protection Act of 1991, and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003.
"Final Accounting" shall include the following: (a) final financial statements including the balance of income and expenses on the Property as of the date of termination, (b) written summary of all outstanding accounts payable and copies of all outstanding invoices, (c) final bank statements following the close of the Operating Account and of any security deposit accounts established pursuant hereto, and (d) Property-level income tax and 1099 information.
“Force Majeure” means any event beyond the reasonable control of either party, including but not limited to: (1) acts of God, (2) war, including armed conflict, (3) government regulation or advisory (including travel advisory warnings), (4) terrorism or threats of terrorism in the locality of the Property, (5) curtailment of transportation services or facilities which would substantially eliminate Guest’s ability to reach the Property, (6) disaster, fire, earthquakes, hurricanes in the locality of the Property,(7) unseasonable extreme inclement weather in the locality of the Property or (8) any other cause reasonably beyond the parties' control (collectively referred to as "occurrences"), making the event commercially impracticable, impracticable to perform, illegal, or impossible to fully perform under this Agreement as the Parties originally contracted.
“FF&E” means furniture, fixtures and equipment to furnish the Property.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Gross Rental Receipts" means the gross receipts actually received by or on behalf of Owner, determined on an accrual basis, from short term rentals but excluding those sums collected pursuant to the short term rental such as occupancy taxes, cleaning fees, pet fees, and pool heating fees.
“Guest” means a person or persons who have paid to stay at the Home.
“Home” refers to the Property that is the subject of this Agreement.

"Operating Guidelines" means the guidelines mutually agreed upon by the Parties for the marketing and operations of the Property for each Accounting Period.  The Operating  Guidelines and any modifications thereto must be approved by Owner.
“Major Capital Expenditures” means any expenditure to repair, maintain, or replace the foundation, structural support, or roof of the Property, which such maintenance, repair or replacement will extend the useful life of such asset for more than one year and which is required to be capitalized in accordance with GAAP, and the cost to acquire and replace the FF&E.
“Minor Capital Expenditures” means all Capital Expenditures other than Major Capital Expenditures.
"Net Rental Receipts” means Gross Rental Receipts less any host fees charged to host by the relevant reservation platform less any payment processing fees.
“Operating Account” means an depository account or accounts in the name of Owner at a reputable FDIC-insured bank or financial institution into which deposits, and from which disbursements, are made pursuant to this Agreement.
“Owner’s Operating Cost” means the sum total of: all fees paid to Manager hereunder and all expenses paid by Manager on Owner’s behalf (Reimbursable Expenses).  Expenses to be paid by Manager on Owner’s behalf shall be mutually agreed but at a minimum will include agreed furnishings, the services of independent contractors and suppliers and required licenses and permit.
"Person" means any individual, partnership, corporation, limited liability company, trust or other legal entity.
“Personal Data” means any information that can be associated with or traced to any individual including an individual’s name, address, telephone number, e-mail address, credit card information, social security number or other similar specific factual information, regardless of the media on which such information is stored (e.g. on paper or electronically) and that is generated, collected, stored or obtained as part of this Agreement in connection with the management of the Property.
"Property Employees" means those persons employed by Manager to discharge Manager’s duties under this Agreement, including without limitation on-site management staff, if any.
“Reimbursable Expenses” shall mean all expenses paid by Manager on behalf of Owner, excluding housekeeping costs, supplies costs, and occupancy taxes.
“Rental Commencement Date” shall mean the date in which the Home has completed all onboarding steps and is available for rental on vacation rental platforms and OTAs.
“Total Cost” means the sum of all costs Owner incurred to acquire and furnish the Property, including the purchase price, closing costs, FF&E, the cost of the services, repairs and maintenance described in Section 5.2 including Minor Capital Expenditures, Major Capital Expenditures and $___________ in working capital to fund start-up costs and initial operating deficits.

"Working Capital Reserve" means a cash reserve held in the Operating Account that is readily available to Manager during the Term to finance the services, repairs and maintenance described in Section 5.2 including Minor Capital Expenditures and Major Capital Expenditures, insurance premiums for the Property described in Section 9.1, and utilities for the Property, in such amounts as determined by the Owner in its sole discretion.
“Yield on Total Cost” means, for the applicable Accounting Period, a rate of return expressed as a fraction, the numerator of which is Owner’s Gross Profit, and the denominator of which is Owner’s Total Cost.

  APPOINTMENT OF MANAGER; TERM & TERMINATION
    Appointment of Manager.  Owner hereby engages Manager, and Manager agrees to serve, as the exclusive manager of the Property for the period of time and upon the terms and conditions hereinafter set forth. Manager shall manage, operate and maintain the Property in accordance with the terms of this Agreement and in the highest standards of property management.
    Term. The term of this Agreement shall commence on _______________ (“Commencement Date”) and continue for a period of twenty-four (24) months from the Rental Commencement Date or until otherwise terminated in accordance with Section 2.4 below.
    Auto Renewal.  Upon expiration of the initial term (or subsequent renewal terms per this Section 2.3) this Agreement will auto renew in twenty-four (24) month increments unless either Party notifies the other Party at least 90 days prior to the expiration date of the then current term.  Upon the provision of such notice, the “Effective Termination Date” shall be the expiration of the initial/renewal term.
    Termination.
      Termination for Force Majeure. In the event of a Force Majeure, Manager, upon Owner’s approval, not to be unreasonably withheld, may, at any time, cancel Bookings or temporarily not accept new Bookings. In addition, Manager or Owner may cancel this Agreement at any point leading up to, during, or within thirty (30) days of the conclusion of a Force Majeure without any liability, so long as such Force Majeure event can be reasonably expected to have a duration greater than 180 days. Manager or Owner shall provide the other Party with a written notice informing them of any canceled Bookings or decision not to accept new Bookings. A Notice of Termination will be provided to the non-terminating Party in the event of termination of this Agreement under this Section 2.4(a). Neither Owner nor Manager shall be liable for events beyond their control or any resulting damages, physical, financial, or otherwise, that may occur.
      Termination for Material Breach. Either Party may terminate this Agreement in the event that the other Party materially breaches any of the terms or responsibilities outlined in this Agreement and has not cured said breach within fourteen (14) days of receipt of written notice of said breach.

  MANAGER RIGHTS & DUTIES
    Marketing. Manager shall provide the following marketing services for Owner: (a) advertise the availability of the Property for rent on a short-term basis on sites such as Airbnb, Marriott Homes and Villas, Booking.com and VRBO/Homeaway (each a “Nationally Recognized Platform”) and their affiliated sites, and otherwise promote and market the Property for use as a short-term rental; (b) secure guests and operate the Property in accordance with the then-current Operating Guidelines approved by Owner and prepare all short term rental agreements on a standard agreement in the form attached hereto as Exhibit A, or, if the tenant is procured through a Nationally Recognized Platform, prepare the agreement on the form agreement provided by the applicable Nationally Recognized Platform; and (c) collect all payments and other charges due from renters. In order to effectively discharge the foregoing duties,
      Manager shall, in its sole discretion subject to guidance agreed upon by both parties, set nightly rates, duration of stays, and fees for Home.
      Manager shall create and exclusively manage listings for the Home across multiple vacation rental booking Platforms, OTA’s, a direct booking website, and other sites as deemed necessary by Manager. Manager may partner with a variety of agents or service providers to enable bookings which may or may not result in additional costs or fees to be applied to bookings. All Home listings are owned by Manager and do not transfer upon expiration or cancellation of this Agreement. During the term of this Agreement, Owner may use information, copy, content or other intellectual property created by Manager for the purpose of promoting their home for rental through Manager.
      Manager will, at its sole discretion, create content to market the Home.  This may include but is not limited to electronic or printed materials, descriptions, photographs, virtual tours, websites, social media posts, and other materials.. Except where paid for by Owner, all content created and produced for the Home is the property of Manager and is not transferable to Owner upon expiration or cancellation of this Agreement.
      Manager will take actions it deems appropriate to manage Guest relations, including communicating with Guests, managing Guest check-in and check-out, addressing Guest issues that arise during or after a Guest stay, and managing Guest reviews. In order to optimize the Guest experience, Owner agrees that all Guest communications shall be handled by Manager.
      Guest Refunds. Manager may issue full or partial refunds to Guests to address Guest dissatisfaction where reasonable to do so. Manager will notify Owner prior to issuing a refund.  In this event, the refund shall reduce the associated Rental Proceeds and Manager management fee shall be reduced proportionately.
  Channel Marketing. A Channel may act as merchant of record for certain transactions reserved through the Channel. Owner acknowledges that certain Channels may charge Guest fees that will be retained by the Channel (and that will not be shared with Manager or Owner). Owner further acknowledges that the presentation of the Home, including but not limited to the breakdown of the total cost of stay as displayed to the end user during checkout, may vary among Channels; and that due to limitations on the ability to present specific line items on some Channels the amount reflected as “rent” on a Channel might include fees, taxes, or other amounts that are not “Rental Proceeds” as defined in this Agreement.
  Out-of-Order Status. Manager may place the Home in “out-of-order” status at any time, for any cause that Manager reasonably and in good faith believes could materially affect the quality or safety of a Guest’s stay.  Manager shall immediately notify Owner of such an event and shall make reasonable efforts to coordinate with Owner prior to doing so. If Manager places the Home in “out-of-order” status, Manager shall not be liable for any losses to Owner related to the Home being placed in “out-of-order” status, if such out-of-order status is not due to the negligence of Manager.
  Technology
    Proprietary Technology. Manager shall utilize its proprietary machine learning (“ML”) tools and data science technology to set pricing and optimize revenue for the Home. Technology may be deployed for other purposes as deemed appropriate by Manager. Owner has no right to the technology and shall not be provided access to any proprietary tools, algorithms, or products unless offered by Manager.
    Third Party Technology. Manager, in its sole discretion, may add, implement, remove any technology owned by either the Company or the Owner. Ownership of technology or technology products shall remain with the Party that originally purchased the item, unless the technology or technology products were purchased by Owner from Manager as part of a product purchase plan that has yet to be paid for per the terms of the purchase agreement with Manager or Manager was reimbursed for purchase. Manager maintains exclusive rights and ownership of any and all data collected by any Company-Owned technology or technology products which relate to the Home. Products may be included or removed to enhance revenue capabilities. Owner maintains exclusive rights and ownership of any and all data collected by any Owner-Owned technology or technology products which relate to the Home.
    Manager may collect, analyze, and share any data collected in the Home or during the course of this Agreement to improve its algorithm or processes, or for marketing purposes whereby the property is not identified.
  Budget. For each Accounting Period, the Manager shall use commercially reasonable efforts to provide Owner with a proposed budget, which shall include the projected: (i) Net Rental Receipts, (ii) Owner’s Operating Costs, and (iii) Working Capital Reserve. The budget will be submitted to Owner for approval and following such approval shall constitute an "Approved Budget" for purposes of this Agreement.
  Property Employees.  Manager shall be solely responsible and liable for hiring, training, paying, supervising, and discharging the work of the Property Employees.  Prior to hiring any individual, Manager shall conduct a background check on such individual as permitted by law. The Property Employees shall be employees of Manager and not of Owner and Manager shall be solely responsible for legal compliance concerning the foregoing activities. All compensation including salary and fringe benefits payable with respect to the Property Employees shall be solely the responsibility of the Manager. Manager shall prepare and submit all forms, reports and returns required by all federal, state, or local laws in connection with unemployment insurance, workers' compensation insurance, disability benefits, social security, and other similar taxes now in effect or hereafter imposed with respect to the Property Employees.
  Supplies and Equipment.  Manager shall ensure the availability of the necessary supplies for the Property, including without limitation: cleaning supplies, tools, equipment, light bulbs, shampoo, conditioner, body wash, toilet paper and other restroom supplies, coffee, paper towels, laundry detergent, dishwasher detergent and other items and supplies necessary for the use, operation and maintenance of the Property and customarily used in short-term rental properties (collectively, “Supplies”). All Supplies shall be the property of Owner and shall be delivered to and stored at the Property, as appropriate and shall be used only in connection with the management, use, operation, and maintenance of the Property. Supplies shall be charged to Owner as an expense.
  Services, Repairs and Maintenance.
    Manager shall maintain or cause the Property and all improvements thereon to be maintained in good order, repair, and condition.
    Manager shall: (i) complete all routine maintenance and repairs of the Property, (ii) complete all Minor Capital Expenditures, including maintenance and repair of FF&E, (iii) to the extent mutually agreed, complete all Major Capital Expenditures pursuant to Section 5.2, and (iv) without limiting the generality of the foregoing, such maintenance and repair shall include exterior grounds and landscaping services, routine repairs to improvements, cleaning and janitorial services, maintenance of HVAC systems, plumbing, electrical and equipment and such other normal maintenance and minor alteration and repair work as may be advisable or necessary and customary for the use and operation of the Property as a short-term rental property. Manager shall hire and discharge independent contractors for the repairs and maintenance of the Property as set forth herein to the extent involvement of such independent contractors is necessary for completion of such work. Manager shall be solely responsible for supervising such work and for any and all damages to the Property or injuries to Persons caused by work. Owner shall approve in advance any contractors required for Major Capital Expenditures, and shall have the right to request the replacement of any other contractor.
  Preventive Maintenance. Manager shall establish, and administer, a preventive maintenance plan for the Property (subject to Owner approval), and shall review such plan on an annual basis and make any necessary adjustments to such plan in Manager’s reasonable opinion.
  Emergency Repairs. Manager may make expenditures or enter into contracts for repairs to the Property which, in Manager’s opinion, using reasonable business judgment, are immediately required to be made for the preservation and safety of the Property, or to avoid danger to life or property at the Property (“Emergency Expenditures”).  Manager shall promptly, but in no event later than 24 hours from the time Manager learns of such emergency, notify Owner by telephone, electronic mail or similar method of any such emergency. Promptly thereafter, Manager shall send Owner a written notice setting forth the nature of the emergency and any action taken in connection therewith.
  Licenses and Permits of Manager.  Manager shall, at its sole cost and expense, in a timely manner, apply for, obtain and maintain all licenses and permits (including deposits and bonds) required for Manager in connection with the management and operation of the Property.  Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining, and maintaining such licenses and permits.  Owner shall be responsible for the costs of required short term rental licenses for the Property.
  Compliance with Laws. Manager shall, at its sole cost and expense, perform its obligations hereunder in a manner which shall comply with and shall cause the Property or any non-structural portion of the Property to comply in all respects with and shall abide by all statutes, laws, rules, regulations, requirements, orders, notices, determinations, and ordinances of any federal, state, or local government and appropriate departments, commissions, or boards with jurisdiction over the Property, as well as with the requirements of any insurance companies covering any of the risks against which the Property is insured and with the rules, regulations and requirements of the applicable board of fire underwriters or other similar insurance body (collectively, the “Requirements”). Manager shall promptly notify Owner of any notice of violation of Requirements with respect to the Property that it receives from any governmental authority.
  Legal Proceedings.  Subject to Owner's prior approval, Manager shall institute legal actions, which Manager deems appropriate to collect charges, rent, or other income from the Property, or to dispossess tenants or other persons in possession who default, or to cancel or terminate any rental agreement for the breach thereof.  Subject to Owner's prior approval, Manager is authorized to institute and defend on behalf of Owner and/or Manager all legal actions related to Manager's authority and performance under this Agreement.  Attorneys' fees and costs for such legal actions shall be at Owner’s expense.  Settlement of all legal matters require the Owner’s advance written approval.

  Liens. Manager shall make best efforts to not allow the creation of, and shall likewise make best efforts to ensure the removal of, any lien, encumbrance, or security interest which attaches to the Property or any portion of the Property as a result of the performance of Manager’s obligations under this Agreement.

  Personal Data. Manager shall maintain all Personal Data of and for tenants in compliance with Data Protection Laws. Manager and its affiliates providing services to the Property shall comply with all applicable Data Protection Laws.
  Guest Data. Manager shall maintain and use best commercially reasonable efforts to keep confidential any and all Guest profiles, records, mailing lists, contact information, histories and other information obtained or collected by Manager in the ordinary course of the business of the Manager and/or its management of the Property in accordance with this Agreement, including (but not limited to) information regarding a Guest’s stay at the Property or use of any of the facilities of the Property and tenant’s preferences (collectively, the “Guest Data”).  To the extent any Guest Data is also Personal Data, Manager shall maintain all Personal Data in compliance with Data Protection Laws. Notwithstanding anything to the contrary, Manager and Owner shall co-own all Guest Data and each agrees to provide the other with a perpetual and irrevocable license to use such data for unrelated business purposes as long as such use remains in compliance with this agreement as well as any applicable laws and regulations.
  General Duties.  Manager shall, at Manager’s sole cost and expense, (a) maintain at Manager's office at its address set forth on the signature page to this Agreement, or at Manager’s discretion securely in the cloud, orderly files containing rent records, insurance policies, leases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips, debit and credit memos, and all other documents and papers pertaining to the Property or the operation thereof in accordance with the terms of this Agreement, all of which shall be readily accessible to Owner; (b) provide Property-level reports for the preparation and filing by Owner of each income or other tax return required by any governmental authority, including annual financial statements for the Property; (c) consider and record tenant service requests and complaints in systematic fashion showing the action taken with respect to each, and investigate and report to Owner in a timely fashion with appropriate recommendations all complaints of a nature that might have a material adverse effect on the Property or the Approved Budget; (d) supervise the check-in and check-out, and render an inspection report, an assessment for damages and a recommendation on the disposition of any deposit held as security for the performance by the tenant under its lease with respect to vacating the Property; (e) review all bills received for the services, work, and supplies ordered in connection with maintaining, repairing, and operating the Property and, except as otherwise provided in this Agreement, timely pay such bills when due; and (f) not knowingly permit the use of the Property for any purpose that might void any policy of insurance held by Owner or that may render any loss thereunder uncollectible, or be in violation of any laws.  All such records are the property of Owner and will be delivered to Owner upon request.

  MANAGEMENT FEES; BOOKS AND RECORDS; DISBURSEMENT TO OWNER
    Management Fee.  Manager shall receive, as compensation for its services in marketing, managing, and advising on the day-to-day short-term rental operations of the Property in accordance with the terms of this Agreement, a management fee ("Management Fee") calculated as follows: Nineteen and one half percent (19.5%) of Net Rental Receipts unless the total purchase price of all properties managed on behalf of any corporate entity created by Arrived Holdings, Inc. for the purpose of making such corporate entity, or some owner thereof, available for investment on the arrived.com investment platform or any successor thereto exceeds $10 Million, in which case such Management Fee shall be reduced to eighteen percent (18%). The Management Fee is payable monthly in arrears in accordance with Section 4.4 below, and reconciled at the end of each Accounting Period in accordance with Section 4.5 below.
    Onboarding Fee. In addition to the Management Fee, Owner shall pay Manager a one-time Onboarding fee of $5,000 (or such other amount as mutually agreed) plus all design and onboarding expenses, to include any required travel by Manager employees or contractors. The parties shall agree a design and onboarding budget for each home in advance.

  Manager shall provide such services as it shall deem necessary to prepare the property for rental at Manager’s standard of quality.  These typically include, but are not limited to, ordering minimum home products, obtaining or supporting Owner in obtaining required licenses and permits, remotely supervising designer and onboarding contractors, and arranging for ongoing vendors such as cleaners, home watch managers, and the like.  Manager’s fee as discussed above in this Section 4.2 is in addition to reimbursement of any out-of-pocket costs incurred.
  To the extent the parties determine that the home needs the services of a designer, Manager shall provide such design services and shall charge a mutually agreed fee to do so.
  The parties shall mutually agree on the design and onboarding budget that will be required to make the property ready for rental at Manager’s standard of quality. Manager shall track design and onboarding costs and shall report such costs to Owner not less frequently than monthly.
  Design and Onboarding services shall be provided pursuant to an addendum to this agreement substantially in the form of Exhibit E attached hereunto.
  Initial Home Review. Manager’s provision of services under this Agreement is contingent upon the Home meeting the Minimum Home Requirements. Manager shall perform an initial Home review to develop a plan to ensure all Minimum Home Requirements are met. Manager will charge Owner for any outside costs incurred including travel costs by Manager employees or contractors. Manager shall use best efforts to minimize costs and the costs shall not exceed $5,000.
  Termination Fees
    Booking Cancellations. Upon receipt of a notice of intent to terminate in accordance with Section 2.3, Manager shall, with respect to the home in question, block dates after the Effective Termination Date such that they are not available for rental.  To the extent, however, that existing reservations are in place subsequent to the Effective Termination Date, Owner shall pay Manager a fee of 25% of the booking value of each rental that shall be used to cover any hard costs of cancellation inposed by a platform or payment processor and to compensate guests for the inconvenience of such cancellation.  At Owner’s discretion, the Effective Termination Date may be moved to a later date to reduce or eliminate fees associated with booking cancellations.  In such case, Manager shall keep the property available for rental through the adjusted Effective Termination Date.
    Early Termination for Breach. To the extent that either Party terminates this agreement as a result of Material Breach by the other Party per the terms of 2.4.b above, the breaching party shall owe $10,000.  Further, if Manager terminates this agreement as a result of Material Breach by Owner per the terms of 2.4.b above, Owner shall also pay 25% of the total value of any Guest Bookings that are cancelled as a result of such termination for breach.
  Payment of Management Fee/Expenses and Disbursement of Net Rental Receipts.  Within fifteen (15) days after the end of each calendar month, Manager shall submit to Owner a written statement, certified as correct by Manager, which shall set forth the (a) Net Rental

  Receipts, and (ii) Owner’s Operating Costs, each for the preceding calendar month (“Monthly Statement”).  Concurrent with each Monthly Statement, Manager shall disburse to Owner the Net Rental Receipts collected less the Management Fee and less any Reimbursable Expenses. If there is a period at the beginning or end of the Term, whether or not the end of the Term is due to an early termination of this Agreement in accordance with the terms herein, which is less than a full calendar month, then statements shall be sent and payments made in accordance with the standard calendar month cycle. To the extent that the Net Rental Receipts collected less the Management Fee and less any Reimbursable Expenses is a negative number, Owner shall promptly cause such amount to be paid to Manager.
  Credit for Certain Fees Collected. To the extent Manager collects Pet Fees from Guests, Owner shall be entitled to a credit against Reimbursable Expenses of 33.33% of that amount. Further, to the extent Manager collects Pool Heating Fees from Guests, Owner shall be entitled to a credit against Reimbursable Expenses of 100% of that amount.
  Annual Statement/Reconciliation of Management Fee. Within thirty (30) days after the end of each Accounting Period, Manager shall furnish to Owner a written statement, certified by the Manager's Chief Financial Officer, or at Owner’s election and expense an independent certified public accountant, to be correct, showing total (i) Gross Rental Receipts, (ii) Net Rental Receipts, and (iii) Owner’s Operating Costs, each by month and a total for the Accounting Period (“Annual Statement,” and together with the Monthly Statement, the “Statement”).  If this accounting shows that either party owes the other any amount, such amount shall be paid within 15 business days.
  Books and Records.   Manager shall keep full, complete and proper books, records and accounts for the Property, including, by way of illustration only, (i) Gross Rental Receipts and (ii) Owner’s Operating Costs.  Owner and its agents and employees shall have the right at any and all reasonable times, during regular business hours, to examine and inspect all of the books and records of the Property, including all accounting entries, general ledgers, financial statements, Statements, any sales and/or income tax returns pertaining to the business of Manager conducted in, upon, or from the Property, for the purpose of investigating and verifying the accuracy of any Statement.  Manager shall keep all such records for a period of six (6) years after the close of each Accounting Period.  All records shall be maintained by Manager at its principal address set forth in the signature block of this Agreement, or in the cloud using a mutually agreed cloud storage system.  Manager shall, within ten (10) days after a request by Owner, provide Owner with true copies of any and all records requested for the Property.
  Disbursements to Owner. Payments due per Section 4.4 above shall be transferred by Manager via electronic funds transfer to an account designated by Owner.
  Disbursements to Manager. Payments due per Section 4.4 above shall be transferred by Owner via electronic funds transfer to an account designated by Manager.

  OWNER’S RIGHTS AND DUTIES
    Inspection of Property. Owner and its agents shall have the right to enter upon any part of the Property at any reasonable time during the Term for the purpose of examining or inspecting the Property, but any inspection, except in case of emergency, shall be done during turnover or other periods when the property does not have current guests.
    Services, Repairs and Maintenance Cost of Owner. Owner shall pay for the services, repairs and maintenance required for a propety, all Minor Capital Expenditures and Major Capital Expenditures. Manager shall notify Owner of any necessary repairs or replacements that qualify as Major Capital Expenditures, and Owner shall have the right, in its sole discretion, to proceed with such work. Manager shall supervise and monitor all Major Capital Expenditures.
    License and Permits of Owner. Owner shall, at its sole cost and expense, be responsible for all licenses and permits required for the Property, including use as a short-term rental property. Manager agrees to cooperate with Owner in gathering data for processing applications for permits and licenses that Owner pursues for the Property and its use as a short-term rental.
    By-Laws and Agreements. Prior to Manager’s provision of services under this Agreement, Owner must obtain and provide Manager with copies of any and all HOA or community rules, regulations and guidelines. Owner will immediately notify Manager of any changes to the rules, regulations, and guidelines.
    Taxes. Owner shall be solely responsible for all real estate and personal property taxes, general and special real property assessments, sales and use tax, occupancy tax, HOA fees and other like charges (collectively, "Taxes") which are or may become assessed against the Property or its operations.  Manager, if requested by Owner, will cooperate with Owner to prepare an application for correction or appeal of the assessed valuation of the Property (in cooperation with representatives of Owner) to be filed with the appropriate governmental agency. Sales and use Tax or occupancy Tax due on rental proceeds which are collected by the Manager from tenants will be paid to the appropriate governmental entities by the Manager to ensure compliance. Manager uses Avalara to calculate and process Sales and Use Tax and Occupancy Tax on Owner’s behalf.  Taxes collected from guests/paid to the tax authorities are not considered part of Gross Rental Proceeds.
    Insurance.
      Owner shall share existing insurance policies with Manager prior to acceptance of this Agreement. Manager will review existing policies to ensure adequate coverage and assess gaps in insurance coverage. Owner must carry homeowner insurance and damage and liability protection for short-term rental stays specifically. For any given home, Manager may make the start of this Agreement conditional on Owner adding to or modifying existing policies to ensure the Home is adequately protected.
  Manager shall provide basic theft and damage coverage of up to $1500 per stay, the cost of which shall be subtracted from revenue as further defined below.  This coverage is currently provided by Safely at a cost of $15.46 per reservation of less than 60 days.  Manager reserves the right to change the terms or cost of this coverage upon notification to Owner.  Owner shall have the right to opt-out of this insurance if they have or obtain acceptable alternative coverage or expressly agree to self-insure.
  Exclusive Relationship. Owner shall not rent the Home to others or contract with any third party for rental services or marketing during the Term without Manager’s express written permission. Owners may not directly advertise the Home without Manager’s approval for each instance of advertisement. Any such Owner advertisement must direct prospective Guests to Manager. Owner may not secure Guests or complete transactions outside of Manager.
  Home Requirements.
    Manager Standards. Manager requires that all homes meet a minimum standard of quality at all times in order to be eligible for services. These standards (key elements of which are detailed in Exhibit D) allow Manager to provide Owner with pricing and services appropriate for the quality tier offered to Guests. Manager may periodically identify products, furnishings and other elements of the Home that need to be updated or replaced in order to continue to meet the minimum standards appropriate for Manager homes.
    Capital Repairs. The Parties agree that certain repairs and modifications may require advanced scheduling. Manager and Owner shall work together in good faith to plan this work in such a manner as will have the least impact on rental operations.
    Furnishings. Owner shall furnish the Home at Owner’s expense with suitable equipment, appliances, furniture and furnishings necessary for rental occupancy consistent with Manager’s quality standards (“Minimum Home Requirements”). A listing of the Minimum Home Requirements is set forth on Exhibit D attached hereto, and may be updated by Manager from time to time by sending notice to Owner.  If Owner fails to provide any required items for the Home, Manager shall notify Owner and may purchase any missing items at Owner’s expense. Owner may not add, remove, or rearrange any items without express approval by Manager. Minimum Home Requirements may vary across properties and markets.
    Home Evaluations. At any point during the Term of this Agreement, Manager may evaluate the Home (either directly or via an independent contractor) to ensure the Home continues to meet Manager’s Minimum Home Requirements. If the Home is found to not meet these standards, Owner agrees to address and remedy those issues identified by Manager.
  Communication. Except in cases of emergency, Owner shall not directly communicate with any Guest or Service Provider. Any requests, questions, or comments must be directed to a member of Manager’s management or customer care team.
  Guest Privacy. To ensure Guest privacy, and except in an emergency, Owner shall not enter the Home or any immediately adjacent land or associated structures, or to permit any other person to do so, without (1) reserving an Owner stay with Manager covering the period of access or (2) checking with and receiving written approval from Manager prior to entry. Owner shall not place any camera in the interior of the Home or in any portion of the property except in an exterior area that is visible from off the premises, such as a front porch. Owner is not entitled to any guest-identifying information that may be provided to or accessible by Manager, including without limitation full guest names, contact details, or payment information, unless such information is necessary in any claim or litigation. As between Owner and Manager, Manager shall have the sole and exclusive right to such guest information.

  ACCOUNTING
    Operating Account. Owner shall open an operating account at a mutually agreeable, FDIC insured financial institution in the name of Owner and shall make a designated employee of Manager a signatory on this account.  Owner shall deposit and maintain the agreed working capital balance into this account.  Manager shall transfer net proceeds as per Section 4.3 above into this account.  Manager is authorized to withdraw amounts due from the working capital balance and Owner is authorized to withdraw any amounts in excess of the working capital balance.  All persons designated by Manager as authorized signatories or who otherwise handle funds for the Property shall be covered by employee crime and dishonesty insurance maintained by Manager as set forth under Section 9.2.  Any expense relating to such insurance shall be borne by Manager.
    Working Capital Reserves. Owner shall deposit in the Operating Account funds sufficient to fund the Working Capital Reserve in the Approved Budget to the extent that such expenses are reasonably expected to exceed funds derived from the operation of the Property for the applicable Accounting Period.  Owner shall replenish any depletion in the Working Capital Reserve within ten (10) days after receiving a request from Manager.
    Statements and Accounting Method. The Statements and any other financial statements and reports required hereunder shall be prepared on a cash basis in accordance with GAAP, except that Revenue shall be reported on an accrual basis in accordance with GAAP. If requested by Owner, Manager will cooperate in an audit of an Accounting Period by an independent certified public accountant selected and paid for by Owner. Manager shall also comply with all reporting requirements relating to the management and operation of the Property required under any Loan Documents affecting the Property. Owner may request, and Manager shall provide within a reasonable period after such request, additional leasing and management reports that relate to the management and operation of the Property and assistance with any special accounting projects.
    Tax Information.  Manager shall provide Owner with the Statements and all other financial statements and information necessary for Owner to prepare its income tax returns no later than forty-five (45) days following the end of the Accounting Period.
    Expenses for Statements.  All costs and expenses incurred in connection with the preparation of any Statements, budgets, schedules, computations and other reports required under this Agreement shall be the responsibility of Manager.
  Final Accounting and Transition. Within sixty (60) days after expiration of the Term or earlier termination of this Agreement, Manager shall deliver to Owner (a) the Final Accounting with respect to the operations of the Property, (b) all materials and supplies, keys, books and records, contracts, receipts of deposit, unpaid bills and other papers and documents that pertain to the Property then in possession or control of Manager, (c) all funds and monies of Owner held by Manager with respect to the Property, including money in the Operating Account, and evidence that Manager is no longer a signatory under the Operating Account, and (d) all security deposits of Owner held by Manager.  After the expiration of the Term or earlier termination of this Agreement for any reason other than Owner's default, Manager shall be available to consult with Owner regarding the operation and maintenance of the Property.  In addition, Manager shall cooperate with Owner to accomplish an orderly transfer of the operation and management of the Property to a party designated by Owner. Manager shall, at its cost and expense, promptly remove all signs wherever located indicating that it is the property manager of the Property and replace and repair any damage resulting therefrom and transfer all online advertising to Owner or the successor Property manager, as applicable.  Expiration of earlier termination of this Agreement shall not release either party from liability for failure to perform any of the duties or obligations as expressed herein and required to be performed by such party for the period before the expiration or earlier termination.
  Right to Audit.  Owner may from time to time cause an audit of the business of Property to be made by an accountant of Owner's selection, and if the Statement previously made to Owner shall be found to be inaccurate, then there shall be an adjustment and one party shall pay to the other on demand such sums as may be necessary to settle in full the accurate amount of Management Fee that should be paid to Manager for the period or periods covered by such inaccurate Statement or Statements.  If the audit shall discover an inaccuracy of greater than five percent (5%) error with respect to the amount of the Management Fee paid to Manager for the period of such report, then Manager shall immediately pay to Owner the costs of such audit; if otherwise, the cost of such audit shall be paid by Owner.  If such audit shall disclose any willful or substantial, i.e., ten percent (10%) or more, inaccuracies (“Willful or Substantial Inaccuracy”), with respect to the amount of the Management Fee paid to Manager for the period of such report, then Manager shall immediately pay to Owner the costs of such audit, and such Willful or Substantial Inaccuracy shall be deemed a default hereunder that is not capable of cure by Manager.  The acceptance by Owner of any profit distributions to Owner by Manager pursuant to this Agreement shall not be construed to be an admission by Owner of the accuracy of any Statement furnished by Manager during the month or year reported therein, or of the sufficiency of the amount of any such distributions, and Owner shall be entitled to inspect the books and records of the Property, and receive any additional sums due from Manager disclosed by such inspection, as described above.

  INDEMNIFICATION
    Indemnification by Owner.  Owner shall indemnify and hold harmless Manager, and its respective officers, directors, shareholders, members, agents, employees, parents, subsidiaries, and Affiliates (collectively, the "Manager Indemnitees"), and defend the Manager Indemnitees with counsel reasonably satisfactory to Manager against any and all liabilities, claims, causes of action, losses, demands, judgments, settlements, and costs and expenses, including reasonable attorneys' fees and court costs, (each a "Claim" and collectively "Claims") arising out of or in connection with (a) Owner’s negligence, willful misconduct, or fraud or (b) Owner's breach of this Agreement.

  Indemnification by Manager.  Manager shall indemnify and hold harmless Owner, each person who holds a direct or indirect ownership interest in Owner and their respective officers, directors, shareholders, agents, employees, parents, subsidiaries, and Affiliates (collectively, the "Owner Indemnitees"), and defend the Owner Indemnitees with counsel reasonably satisfactory to Owner, against any and all Claims arising out of or in connection with (a) the negligence, willful misconduct, or fraud of Manager, the Property Employees, or Manager's agents, (b) Manager's breach of this Agreement, (c) any Claims by Property Employees and independent contractors performing services that are Manager’s responsibility under this Agreement.
  Notices, Defense of Claims, and Survival.  A party seeking indemnification under Section 7.2 or 7.3 (a) shall give the party from whom it seeks indemnification prompt written notice of a Claim, (b) shall permit the indemnifying party to conduct the defense and settlement of the Claim, (c) shall provide, at the indemnifying party's sole expense, reasonable cooperation in the defense of the Claim, and (d) shall have the right to participate in the defense of the Claim with counsel of its own choosing and at its own expense. An indemnitor may not settle any Claim against the indemnitee without the written consent of the indemnitee, which consent shall not be unreasonably withheld. The indemnification obligations of the parties in this Agreement shall survive expiration or earlier termination of this Agreement.  Each Owner Indemnitee and Manager Indemnitee is a third-party beneficiary of this Agreement to the extent of their indemnity, defense and similar rights under the applicable indemnification provision and may enforce such provision against Owner or Manager, as applicable.

  DEFAULT AND REMEDIES
    Default by Manager.  Manager shall be deemed to be in default under this Agreement at any time following the occurrence of an Event of Default.  As used herein, the term "Event of Default" shall mean the occurrence of one or more of the following: (a) the failure by Manager to pay monies or make distributions when due and as required pursuant to the terms of this Agreement and such failure continues for three (3) business days after notice thereof; (b) a breach by Manager of any non-monetary term or condition of this Agreement and such breach continues for thirty (30) days after notice thereof; (c) the negligence, fraud, or willful misconduct by Manager in carrying out its duties and obligations under or in connection with this Agreement; (d) the occurrence of any Bankruptcy with respect to Manager or criminal indictment or conviction of a crime involving fraud, theft, or financial misdeeds with respect to (i) Manager, or (ii) any other officer, director, general partner, or managing member of Manager or any Affiliate of Manager; or (e) the loss of any license necessary for Manager to carry out its obligations under this Agreement.
    Remedies of Owner.  Upon the occurrence of an Event of Default by Manager as specified in Section 8.1, Owner shall have the right to terminate this Agreement, pursue any and all claims available at law or in equity and recover from Manager damages that Owner has suffered due to Manager's default.
  Default by Owner.  Owner shall be deemed to be in default under this Agreement at any time following the occurrence of an Event of Default.  As used herein, the term "Event of

  Default" shall have the meaning set forth in Section 8.1, except the term “Manager” is replaced with “Owner.”
  Remedies of Manager.  Upon the occurrence of an Event of Default by Owner as specified in Section 8.3, Manager shall have the right to terminate this Agreement after any applicable notice and cure period, pursue any and all claims available at law or in equity and recover from Owner damages that Manager has suffered due to Owner’s default.

  INSURANCE
    Insurance on the Property.  Owner shall obtain and maintain, or cause to be obtained and maintained, at Owner’s expense, each of the following:
      Casualty Insurance. All risks property insurance on the improvements in an amount not less than one hundred percent (100%) of the full replacement costs of the improvements.  "Full replacement cost" as used herein means the cost of replacing the improvements (exclusive of the cost of excavations, foundation and footings below the lowest basement floor) without deduction for physical depreciation thereof.
      Liability and Other Insurance. Commercial general liability insurance, in an amount not less than $1,000,000 on an occurrence basis against claims for personal injury, bodily injury and property damage.
      Manager shall provide basic theft and damage coverage of up to $1500 per stay, the cost of which shall be subtracted from revenue as further defined below.  This coverage is currently provided by Safely at a cost of $15.46 per reservation of less than 60 days.  Manager reserves the right to change the terms or cost of this coverage upon notification to Owner.  Owner shall have the right to opt-out of this insurance if they have or obtain acceptable alternative coverage or expressly agree to self-insure.
      Owner shall share existing insurance policies with Manager prior to acceptance of this Agreement. Manager will review existing policies to ensure adequate coverage and assess gaps in insurance coverage. Owner must carry homeowner insurance and damage and liability protection for short-term rental stays specifically. For any given home, Manager may make the start of this Agreement conditional on Owner adding to or modifying existing policies to ensure the Home is adequately protected.
    Manager's Insurance.
  During the Term of this Agreement, Manager shall carry and maintain comprehensive general liability insurance and excess or umbrella liability in amounts satisfactory to Owner and any mortgageholder, including (i) contractual liability insurance specifically covering the indemnification obligations of Manager under this Agreement on an "occurrence" basis against claims for bodily injury, personal injury, and property damage with limits not less than $1,000,000 per occurrence and $2,000,000 general aggregate and (ii) coverage for harassment, cyber liability, wrongful eviction, tenant discrimination, and comprehensive fidelity insurance (including depositors forgery) on a claims made basis with limits of not less than

  $1,000,000 per claim and $2,000,000 general aggregate liability (collectively, the "Manager's Liability Insurance"). The Owner and mortgageholder, if any, shall be named additional insured on the Manager's Liability Insurance, which shall be primary to any insurance coverage described in Section 9.1.  Manager shall provide to Owner a written certificate from the carrier reflecting that Manager's Liability Insurance is effective in accordance with this Section 9.2 and that Manager's Liability Insurance will not be canceled or modified without at least thirty (30) days prior written notice to Owner and any mortgageholder.
  Manager shall make commercially reasonable efforts to carry and maintain crime and dishonesty insurance and also carry and maintain errors and omissions insurance, director and officers insurance with a minimum of $500,000 in coverage and employment practices insurance with a minimum of $250,000 in coverage.
  All insurance provided for under this Section 9.2 shall be carried and maintained at Manager’s sole expense, effected under valid enforceable policies issued by insurers approved by Owner and licensed to do business in the State where the Property is located.  All property, general liability and excess or umbrella liability insurance shall include coverage for acts of terrorism.  All policies shall comply with the insurance requirements set forth in any mortgage loan.  The certificates for the required policies shall be delivered by Manager to Owner, and any mortgageholder within five (5) days after request therefor from any such entity.  If requested by Owner, or any mortgageholder, Manager shall deliver to Owner satisfactory evidence of payment of the premium on such policy prior to the expiration date of such policy.  To the extent obtainable, all such policies shall contain agreements by the insurers that (i) no act or omission by the party responsible for maintaining such coverage shall impair or affect the rights of an additional insured, mortgagee or loss payee to receive and collect the proceeds under the policies, (ii) such policies shall not be cancelled except upon not less than thirty (30) days prior written notice to each additional insured, and (iii) the coverage afforded thereby shall not be affected by the performance of any work in or about the Property.
  Manager shall cause to be placed and kept in force workers' compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all Property Employees.
  Waiver of Subrogation.  Each insurance policy required hereunder with respect to the Property shall contain a waiver of subrogation and similar rights, whereby the insurer thereunder waives any right of subrogation it may have with respect to the Owner, Manager or any mortgageholder for any claims that are insured under such policy.  Each party shall notify the other party if any insurance carrier does not agree to waive subrogation rights in any property insurance policy required by this Agreement.
  Handling Claims.  Manager shall promptly report to Owner all accidents, claims for damages relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property, and the estimated costs of repair thereof, and prepare and file with the applicable insurance company in a timely manner required reports in connection therewith.  Manager shall cooperate with and assist Owner in the investigation, processing, or settlement of claims affecting the Property including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts, and collection of money, with the prior approval of Owner.

  Contractor's and Subcontractor's Insurance.  Manager shall, to the extent commercially reasonable, require all contractors and subcontractors entering upon the Property to perform services to have insurance coverage at the contractor's or subcontractor's expense, in the following minimum amounts:  (a) worker's compensation – statutory amount; (b) employer's liability (if required under applicable law) – $500,000 (minimum); and (c) commercial general liability insurance, including comprehensive auto liability insurance covering the use of all owned, non-owned and hired automobiles, with bodily injury and property damage limits of $1,000,000 per occurrence and $2,000,000 in the aggregate.  Manager shall obtain and keep on file a certificate of insurance that shows that each contractor and subcontractor is so insured and provide copies of the same to Owner.

  MISCELLANEOUS PROVISIONS
    Confidentiality.  Each party hereby agrees to protect the financial and other confidential and/or proprietary information provided by the other party from any use, distribution or disclosure except as permitted herein, including, by way of illustration only, Tenant Data.  Each party shall use the same standard of care to protect said information as is used to protect its own confidential and proprietary information, but under no circumstance shall either party use less than a reasonable standard of care.  Notwithstanding the above, nothing shall prevent the disclosure of any information pursuant to the syndication of the beneficial interests in the Owner or to broker-dealers, due diligence officers, investors or other Persons involved in or related to the offering of the beneficial interests in the Owner.
    Notices.  All notices or other communications required or permitted hereunder shall be in writing and addressed as set forth below and either personally delivered, sent by overnight mail (Federal Express or the like), or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by e-mail.  Notice hereunder shall be deemed to have been properly given or served for all purposes and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice if delivered during ordinary business hours, or, if not, then the following business day; (ii) if sent by overnight mail, the business day following its deposit in such overnight mail facility; (iii) if mailed, on the date of delivery as evidenced by the return receipt; or (iv) if given by e-mail, when the sender receives a confirmation of delivery, if sent during ordinary business hours, or, if not, then the following business day.  Any notice, request, demand, direction, or other communication sent by e-mail must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.  All notices to be given to the parties hereto shall be sent to or delivered using the contact information set forth in this Agreement.  Whenever in this Agreement the giving of Notice is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice. Notices shall be directed to the following addresses:

Owner:
_________________
_________________
_________________
Manager:
_________________
_________________

_________________
Any party to this Agreement may change its address for notice purposes by giving notice to the other party under this section, provided that the address change shall not be effective until 5 days after the effective date of delivery of the notice of the change.
  Severability.  If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to a person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby.  Each term, covenant, or condition of this Agreement shall be enforced to the fullest extent permitted by law.
  Electronic Signatures.  Signature pages may be executed by any electronic means recognized by applicable law, and signature pages may be delivered by, email or other electronic means and shall be conclusive evidence of execution. Any electronic signature hereto or to any other related certificate, agreement or document, shall have the same legal validity and enforceability as a manually executed signature.
  No Joint Venture or Partnership.  Notwithstanding anything to the contrary in this Agreement, Owner and Manager hereby agree that nothing contained herein shall be construed as making Manager and Owner members of a joint venture or partners.  Neither Manager nor the Property Employees shall be deemed to be employees of Owner.  The services of Manager shall be rendered as an independent contractor and not as an agent for Owner.  Owner and Manager agree that neither party will make any contrary assertion, claim, or counterclaim in any action, suit, arbitration, or other legal proceeding involving Owner and Manager.
  Entire Agreement.  This Agreement embodies the entire agreement and understanding between Owner and Manager with respect to its subject matter and supersedes all prior agreements and understandings, written and oral, between Owner and Manager related to that subject matter.
  Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction.  Unless agreed otherwise, venue for any action brought to enforce this Agreement or collect any sum due under this Agreement shall be in any court of applicable jurisdiction in  Kings County, Washington if brought by Manager and in Travis County, TX if brought by Owner..
  Modification and Waiver.  This Agreement and the obligations of the parties under this Agreement may be amended, supplemented, waived, and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, addendum, waiver, or discharge is sought.
  Assignment.  Manager may not assign this Agreement or any rights or benefits under this Agreement without the prior written consent of Owner, in its sole discretion.  Owner may not unreasonably withhold its consent in the event of a sale, reorganization, merger or the like, provided the successor entity shall be bound by the terms hereof. Any assignment by Manager in contravention of the provisions of this Section 10.9 shall be void and ineffectual and shall not bind or be recognized by Owner.  Owner may assign this Agreement without the prior written consent of the Manager.
  Broker Cooperation. If Owner executes a listing agreement or brokerage agreement for the sale or financing of the Property, Manager shall cooperate with Owner and the broker or principal related to such activities provided that such activity shall not interfere with the operation of the Property or its use by tenants and occupants.
  Limitation of Owner Liability.  In no event shall Manager seek to enforce any obligation, in tort, contract or otherwise, against any member, authorized representative, officer, director, trustee, beneficiary, shareholder or employee of Owner or against any person or entity, of any tier, which directly or indirectly owns, controls or has any direct or indirect interest in Owner. In the event Owner is in breach or default with respect to Owner’s obligations or otherwise under this Agreement, Manager shall look solely to the equity of Owner in the Property for the satisfaction of Manager’s remedies.
  Attorney’s Fees. If Owner or Manager engage the services of an attorney to collect monies due or to bring any action for any relief against the other, declaratory or otherwise, arising out of or related to this Agreement, the losing party shall pay the Prevailing Party a reasonable sum for attorneys’ fees in such suit, at trial and on appeal.  “Prevailing Party” shall include without limitation (a) a party who dismisses an action in exchange for sums allegedly due; (b) the party who receives performance from the other party of an alleged breach or a desired remedy that is substantially equivalent to the relief sought in an action or proceeding; or (c) the party determined to be the prevailing party by an arbitrator or a court of law.
  Representations and Warranties. Owner represents and warrants that: (1) Owner is the lawful Owner of the Home; (2) Owner has full authority to enter into this Agreement, and if Owner is a legal entity, that the person signing on the entity's behalf is fully authorized to bind the entity; (3) Owner's execution of this Agreement does not conflict with any contractual or legal obligation of Owner to a third party; (4) the physical condition of the Home, including any special features or amenities, is suitable and safe for use as a vacation rental and in compliance with applicable local building, health, and other codes or regulatory requirements; and (5) use of the Home as a vacation rental is not prohibited by any applicable law, regulation, deed restriction, or homeowners' association bylaw or rule. In the event that Owner becomes aware that any of the foregoing representations or warranties is no longer true or correct, Owner will immediately notify Manager in writing.  To the extent that Owner becomes aware that use of the Home as a vacation rental was not permitted, Owner shall pay cancellation fees on any reservations that must be cancelled as per Section 4.3.a above.

[Signature Page Follows]

The Owner and Manage duly execute this Agreement as of the date first written above.
OWNER: __________________, LLC, a ____________ limited liability company By: Name: Title:
MANAGER: ______________________, a ________________________ By: Name: Title:

Signature Page to Property Management Agreement

EXHIBIT A
APPROVED RENTAL AGREEMENT FORM(S)
[See Attached]

EXHIBIT A -1-

EXHIBIT B
APPROVED BUDGET
[See Attached]

EXHIBIT C
Minimum Home Requirements
[See Attached]

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